SpiralFrog Signs Licensing Agreement with Sony/ATV Music Publishing

 - Ad Supported Music Service Licenses One of the World’s Leading Music Publishers -

New York, October 22 2007 - SpiralFrog, Inc., (www.spiralfrog.com) the free ad-supported Web-based music experience, and Sony/ATV Music Publishing LLC, one of the world’s leading music publishers, today announced a licensing agreement to make one of world’s premier collections of musical compositions available on the SpiralFrog Web site

Signing rights from music publishers is a critical element in SpiralFrog’s mission to make ad-supported music downloading available on a free and legal basis.  Licensing sound recordings and music videos requires more than obtaining rights from the recording artists and record labels who own the masters . The writers and composers of the songs must also be compensated, and music publishers license these underlying compositions.

“Sony/ATV is aggressively moving to create new digital revenue streams for our song writers,” said Martin N. Bandier, chairman and CEO, Sony/ATV Music Publishing.  “SpiralFrog has created a new opportunity to monetize an untapped market by offering a compelling alternative to illicit file sharing sites.”

“The Sony/ATV music catalog is world class, as it combines the world’s hottest new songs with some of the best evergreen classics of all time.” said Joe Mohen, chairman and founder of SpiralFrog.  “We’re especially excited in working with Sony/ATV as they continue to grow their impressive roster of songwriters through strategic acquisitions such as the recent purchase of Famous Music.”

SpiralFrog provides an integrated entertainment experience for users, with an emphasis on discovering new music and accessing a wide variety of content about the artists they are passionate about.  Currently, SpiralFrog is live in the U.S. and Canada, offering more than 800,000 songs for downloading and 3,500 music videos for viewing and/or downloading.

About Sony/ATV Music Publishing
Sony/ATV Music Publishing LLC was established in 1995 as a joint venture between Sony and trusts formed by Michael Jackson. Sony/ATV owns or administers over 625,000 copyrights by such artists as The Beatles, Akon, Beck, Brooks & Dunn, Leonard Cohen, Neil Diamond, Bob Dylan, Eminem, The Everly Brothers, Fall Out Boy, Jimi Hendrix, Billy Mann, Joni Mitchell, Graham Nash, Willie Nelson, Roy Orbison, Linda Perry, Richie Sambora, Shakira, Stephen Stills, KT Tunstall and Hank Williams, among others. Sony/ATV recently acquired Famous Music LLC and the Leiber Stoller catalogue. It is not part of the Sony BMG Music Entertainment venture. On the web: http://www.sonyatv.com/

About SpiralFrog
Headquartered in New York, SpiralFrog (www.spiralfrog.com) is a Web-based advertising-supported music experience that combines music discovery tools with free and legal downloads of audio and video content licensed directly from the catalogs of the world’s leading music owners.  SpiralFrog offers music-lovers a compelling alternative to illicit file-sharing and pirate sites within a secure environment.

SpiralFrog Contacts:
Media: Jocelyn Johnson, Gravitas Communications, 212-924-9500, jjohnson@gravitas-pr.com
Investor Relations: Jenny Lee, Gravitas Communications, 650-996-8583, jlee@gravitas-pr.com